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                                                                    EXHIBIT 99.2

              [LOGO OF CHOICE HOTELS INTERNATIONAL APPEARS HERE]

                                              FOR IMMEDIATE RELEASE
                                              CONTACT: JAMES MACCUTCHEON
                                                       CHIEF FINANCIAL OFFICER
                                                       301/979-5001

                                                       BETSY O'ROURKE
                                                       VICE PRESIDENT
                                                       COMMUNICATIONS
                                                       301/979-5032

                          CHOICE HOTELS INTERNATIONAL
                        ANNOUNCES NAME, MANAGEMENT TEAM
                       FOR PROPOSED REAL ESTATE COMPANY
          LANDRY APPROVED AS CEO OF SUNBURST HOSPITALITY CORPORATION

        SILVER SPRING, MD. (JUNE 26, 1997) -- Choice Hotels International, Inc. (NYSE:CHH), which has announced its plan to divide its business through a pro-rata spin-off to shareholders of its franchising operations, today announced the proposed name and executive officers of the real estate company.

        Sunburst Hospitality Corporation was approved by Choice's board of directors as the company's new name after the spin-off. At that time, the franchising company will adopt Choice Hotels International, Inc., as its name. Donald J. Landry, currently Choice's president, has been named chief executive officer of Sunburst Hospitality and will serve on its board of directors as vice chairman. It is anticipated that Antonio DiRico, currently Choice's senior vice president -- hotel operations, will be named president and chief operating officer, and Kevin P. Hanley, currently vice president -- real estate and development for Choice, will be senior vice president -- real estate and development of the new company.

        William R. Floyd, vice chairman and chief executive officer of Choice, said, "Don Landry and his team have the proven expertise to position this new company for


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significant growth. The growth of Choice's owned-hotel division, from 12 hotels in 1992 to 71 hotels today and from $39.8 million in revenues in FY93 compared to $135.2 million in FY96, as well as the launch of innovative new operations concepts, provide solid testimony to the unparalleled talents of this management team."

        Landry joined Choice in 1992 as president of the owned-hotel division, then a unit of Manor Care, Inc. (NYSE:MNR). (In November, 1996, Choice Hotels International, including both the franchising and ownership/operations divisions, was separated from Manor Care in a tax-free spin-off.) His mandate upon joining the company was to develop and execute an acquisition strategy that capitalized on the then-soft real estate market. Following these acquisitions, Landry and his team were charged with building operating revenues through innovative and efficient operations strategies.

        Since 1993, revenues from owned and managed hotel operations have grown at a compound annual rate of 50.3 percent. At the same time, gross margins for the owned and managed hotel operations improved from 27.6 percent in FY93 to
32.7 percent in FY96.

        The hotel division under Landry's leadership also worked with the franchising group to create innovative, operations concepts, including Choice Picks Food Court, a branded, modular food service system now franchised nationwide; and K-Minus, a banquet service system that greatly minimizes labor, space and energy requirements while providing guests with top quality food. The hotel division was also involved in the creation and development of MainStay Suites, the nation's first midmarket, extended-stay brand.

        According to Landry, who became president of Choice in 1995, the new Sunburst Hospitality Corporation's mandate going forward is to build on the successful foundation already established. Sunburst plans to continue an aggressive development strategy for new brands such

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as MainStay Suites and to pursue innovative operations concepts that increase profit margins for owned hotels. Additionally, Sunburst will continue to develop new lodging projects in conjunction with Choice.

        Choice Hotels International is the second largest hotel franchisor in the world with 4,089 hotels open or under development representing 350,065 rooms in 33 countries, marketed under the brand names Comfort, Quality, Econo Lodge, Sleep, Clarion, Rodeway and MainStay Suites.

        Sunburst Hospitality Corporation will own and manage 71 hotels in the United States, with 20 hotels currently under construction or in the development process.

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